UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2016

CHAPARRAL ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-134748	73-1590941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Cedar Lake Boulevard Oklahoma City, OK	73114
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 478-8770

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 9, 2016 (the “Petition Date”), Chaparral Energy, Inc. (the “Company”) and certain of its subsidiaries (together with the Company, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) seeking relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”). The cases are being jointly administered under the caption “In re Chaparral Energy, Inc., et al.”, Case No. 16-11144 (LSS) (together, the “Chapter 11 Cases”). The Debtors continue to operate their businesses and manage their properties as debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

Plan Support Agreement

On November 23, 2016, the Debtors filed a motion (the “PSA Motion”) with the Bankruptcy Court seeking authority to enter into a plan support agreement (the “PSA”) with certain holders of the Company’s senior notes (collectively, the “Noteholders”) and certain lenders under the Company’s Eighth Restated Credit Agreement, dated as of April 12, 2010 (collectively, the “Lenders”). The Debtors have requested that the Bankruptcy Court hear the PSA Motion at the hearing currently scheduled for December 7, 2016 (the “PSA Hearing”). While the PSA is still subject to further review and consideration by the Lenders and the Noteholders, it is presently supported by JP Morgan Chase Bank, N.A. (in its capacity as a Lender) and the Ad Hoc Committee of Noteholders. The Debtors will continue to work in good faith with all parties to obtain final approval by the requisite percentage of Lenders in advance of the PSA Hearing and will file any updated documents prior to commencement of the PSA Hearing.

The PSA commits the Debtors, on the one hand, and the Lenders and Noteholders party thereto (collectively, the “Consenting Creditors”), on the other hand, to prosecute a consensual plan of reorganization (the “Plan”) designed to implement a comprehensive balance sheet restructuring of the Debtors, all as set forth in the plan term sheet attached as Exhibit A to the PSA (the “Plan Term Sheet”). The Debtors’ obligations under the PSA, however, are subject to a fiduciary duty out as set forth in Section 6 and Section 8 of the PSA.

The PSA contemplates that the Plan will provide for, among other things, the full equitization of the Debtors’ approximately $1.25 billion of outstanding unsecured notes for 100% of the ownership interests in the reorganized company, subject to dilution from such ownership interests issued as a result of, among other things, (i) a $50 million rights offering to be backstopped by certain Noteholders (the “Rights Offering”) and (ii) an incentive plan for the benefit of the new management of the reorganized company (for up to 7% of such ownership interests, as determined by the board of directors of the reorganized company). On the effective date of the Plan, the secured claims of the Lenders will be reduced by a certain cash payment, with the remaining outstanding $375 million to be restructured into a four-year credit facility, consisting of (i) a $225 million first-out revolving loan and (ii) a $150 million second-out term loan, all as described in more detail in the Plan Term Sheet and in the 8-K filed by the Company on September 30, 2016. The PSA further contemplates that holders of allowed general unsecured claims will either receive a cash payment or their pro rata share of the ownership interests in the reorganized company, while the holders of existing equity interests in the Company will not receive any recovery or distribution on account of such equity interests.

The PSA may be terminated upon the occurrence of certain events, including: (a) certain breaches by the Debtors or Consenting Creditors under the PSA; (b) the failure to meet certain milestones with respect to achieving confirmation and consummation of the Plan; (c) the amendment or modification of certain documents, including the Plan, without the consent of the Consenting Creditors; (d) the occurrence of an uncured event of default under the Debtors’ cash collateral orders; and (e) the determination by the Company’s board of directors, upon the advice of counsel, that fiduciary obligations require the Company to terminate the Company’s obligations under the PSA.

The foregoing description of the PSA does not purport to be complete and is qualified in its entirety by reference to the PSA filed as Exhibit 10.1 hereto, as well as any version of the PSA subsequently filed with the Bankruptcy Court, and incorporated herein by reference. An executed version of the PSA will be filed with the Bankruptcy Court on or prior to the hearing on the PSA Motion.

Backstop Commitment Agreement

In accordance with the PSA, the Debtors will conduct a $50 million rights offering for certain ownership interests in the reorganized company, which rights offering will be backstopped by certain Noteholders (the “Commitment Parties”) pursuant to a backstop commitment agreement (the “Backstop Commitment Agreement”).

In accordance with the Plan, the Backstop Commitment Agreement, and the Company’s proposed procedures for the conduct of the Rights Offering (the “Rights Offering Procedures”), the Company will offer eligible creditors, including the Commitment Parties, shares of ownership interests of the reorganized Company upon emergence from Chapter 11 for an aggregate purchase price of $50 million (the “Rights Offering Amount”). Pursuant to the Backstop Commitment Agreement, the Commitment Parties have agreed to purchase all shares that are not duly subscribed for pursuant to the Rights Offering at a per share purchase price calculated in accordance with the Backstop Commitment Agreement.

Under the Backstop Commitment Agreement, the Company has agreed to pay the Commitment Parties, on the closing date of the transactions contemplated by the Backstop Commitment Agreement, a commitment premium equal to $4,375,000 (the “Commitment Premium”), which fee shall be payable and paid in the form of Class A common stock issued by the Company; provided, however, that, in the event a Commitment Party defaults on its obligations under the Backstop Commitment Agreement and another (non-defaulting) Commitment Party replaces such defaulting party, then the replacing Commitment Party shall receive the Commitment Premium the defaulting party would have otherwise received, which Commitment Premium shall be multiplied by 150%. If the transactions contemplated by the Backstop Commitment Agreement are consummated, the Commitment Premium will be payable in shares of common stock of the Company. The Company will also be required to pay, in cash, a termination fee equal to $4,375,000 upon the occurrence of certain termination events as set forth in the Backstop Commitment Agreement. Pursuant to the Backstop Commitment Agreement, the Company will also be required to (A) reimburse the Commitment Parties for reasonable and documented fees and expenses of counsel and any other advisors or consultants and (B) indemnify the Commitment Parties under certain circumstances for losses arising out of the Backstop Commitment Agreement, the Plan and the transactions contemplated thereby. The rights to purchase Class A common stock in the Rights Offering, any shares issued upon exercise thereof, and all shares issued to the Commitment Parties pursuant to the Backstop Commitment Agreement, will be issued in reliance upon the exemption from registration under the Securities Act of 1933 (the “Securities Act”) provided by Section 1145 of the Bankruptcy Code, Section 4(a)(2) thereof and/or Regulation D thereunder.

The Backstop Commitment Agreement and Rights Offering Procedures have been filed with, and are subject to the approval of, the Bankruptcy Court. The Debtors have requested that the Bankruptcy Court hear the motion to approve the Backstop Commitment Agreement and Rights Offering Procedures at the hearing currently scheduled for December 7, 2016. The Commitment Parties’ commitments to backstop the Rights Offering, and the other transactions contemplated by the Backstop Commitment Agreement, are conditioned upon the satisfaction of all applicable conditions precedent set forth in the Backstop Commitment Agreement. The issuances of common stock pursuant to the Rights Offering and the Backstop Commitment Agreement are conditioned upon, among other things, confirmation of the Plan by the Bankruptcy Court, and will be effective upon the Company’s emergence from Chapter 11.

The foregoing description of the Backstop Commitment Agreement does not purport to be complete and is qualified in its entirety by reference to the Backstop Commitment Agreement filed as Exhibit 10.2 hereto, as well as any version of the Backstop Commitment Agreement subsequently filed with the Bankruptcy Court, and incorporated herein by reference. An executed version of the Backstop Commitment Agreement will be filed with the Bankruptcy Court on or prior to the hearing on the motion to approve the Backstop Commitment Agreement.

Mandate Letter

In accordance with the PSA, the Debtors will enter into a letter agreement (the “Mandate Letter”) with JPMorgan Chase Bank, N.A. (“JPMorgan”) to begin documenting, structuring, and arranging the proposed exit financing, consisting of (i) a senior credit facility that consists of a $400 million revolving credit facility that is subject to an initial borrowing base of $225 million and (ii) a $150 million term loan facility. The Mandate Letter requires the Company to pay certain fees and expenses and to provide an indemnity in connection with JPMorgan’s efforts under the Mandate Letter.

The Mandate Letter has been filed with, and is subject to the approval of, the Bankruptcy Court. The Debtors have requested that the Bankruptcy Court hear the motion to approve the Mandate Letter at the hearing currently scheduled for December 7, 2016.

The foregoing description of the Mandate Letter does not purport to be complete and is qualified in its entirety by reference to the Mandate Letter filed as Exhibit 10.3 hereto, as well as any version of the Mandate Letter subsequently filed with the Bankruptcy Court, and incorporated herein by reference. An executed version of the Mandate Letter will be filed with the Bankruptcy Court on or prior to the hearing on motion to approve the Mandate Letter.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 23, 2016, the Company sought Bankruptcy Court approval to enter into a retirement agreement and general release with Mr. Mark A. Fischer (the “Retirement Agreement”) in connection with his retirement as an employee of the Company and resignation from the board of directors of the Company. Upon Mr. Fischer’s retirement, K. Earl Reynolds, the Company’s current President and Chief Operating Officer, will be appointed as the Company’s new Chief Executive Officer. Subject to Mr. Fischer’s execution and non-revocation of certain releases and his continued compliance with the Retirement

Agreement, he will be entitled to receive, in addition to any accrued and unpaid benefits or obligations, a cash payment of approximately $3.15 million (plus a cashless exercise warrant to purchase up to 0.37575% of the Class A Shares of the reorganized Company issued on the Effective Date of the Plan on a fully diluted basis). The payments will be made to Mr. Fischer upon Bankruptcy Court approval of the Retirement Agreement (the “Approval Date”) or on such later date as specified in the Retirement Agreement (the “Payment Date”).

For a period of twenty-four (24) months after his retirement, Mr. Fischer will be subject to non-solicitation restrictions and non-competition restrictions as set forth in the Retirement Agreement. Mr. Fischer will also be subject to confidentiality restrictions as set forth in the Retirement Agreement. The Retirement Agreement also contains other customary provisions, some incorporated by reference into Mr. Fischer’s employment agreement.

All payments and benefits (that were not accrued prior to retirement) are conditioned on Mr. Fischer’s (a) execution of a general release of claims against the Company, its affiliates and certain related parties and (b) continued compliance with the restrictive covenants and agreements contained in the Retirement Agreement.

The Retirement Agreement has been filed with, and is subject to the approval of, the Bankruptcy Court. The Debtors have requested that the Bankruptcy Court hear the motion to approve the Retirement Agreement at the hearing that is currently scheduled for December 7, 2016.

The foregoing description of the Retirement Agreement and General Release does not purport to be complete and is qualified in its entirety by reference to the Retirement Agreement filed as Exhibit 10.4 hereto, as well as any version of the Retirement Agreement subsequently filed with the Bankruptcy Court, and incorporated herein by reference. An executed version of the Retirement Agreement will be filed with the Bankruptcy Court on or prior to the hearing on motion to approve the Retirement Agreement.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Plan Support Agreement.

10.2	Backstop Commitment Agreement.

10.3	Mandate Letter.

10.4	Retirement Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 23, 2016

	By:	/s/ Joseph O. Evans
	Name:	Joseph O. Evans
	Title:	Chief Financial Officer and Executive Vice President

EXHIBIT INDEX

Exhibit Number	Description

10.1	Plan Support Agreement.

10.2	Backstop Commitment Agreement.

10.3	Mandate Letter.

10.4	Retirement Agreement.